UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2018
ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 21, 2018, Alimera Sciences, Inc. (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) that as of June 20, 2018, the closing bid price for the Company’s common stock on the Nasdaq Global Market was below $1.00 for the last 30 consecutive business days and that the Company is therefore not in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1). This notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq.
The notice indicates that pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company will have 180 calendar days, until December 18, 2018, to regain compliance. For the Company to regain compliance with the minimum bid price requirement, the Company’s common stock must have a closing bid price of $1.00 or more for 10 consecutive business days. Under certain circumstances, however, to ensure that a company can sustain long-term compliance, Nasdaq may require the closing bid price to equal or to exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that the company complies. The Company’s common stock will continue to trade on Nasdaq under the symbol ALIM during this 180-day period.
If the Company does not regain compliance during the initial 180-day compliance period, the Company may be eligible for an additional 180-day compliance period to regain compliance if it elects to transfer to the Nasdaq Capital Market. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period. If it appears to Nasdaq that the Company will not be able to cure the deficiency or the Company is otherwise not eligible, however, Nasdaq would notify the Company that its securities would be subject to delisting. If the Company were to receive such a notification, the Company could appeal Nasdaq’s determination to delist its securities, but there can be no assurance Nasdaq would grant the Company’s request for continued listing.
The Company intends to regain compliance with the minimum bid price requirement to allow for continued listing on the Nasdaq Global Market, including seeking to transfer to the Nasdaq Capital Market and thereby qualify for another 180-day compliance period if the Company is unable to regain compliance by December 18, 2018. The Company cannot provide any assurances, however, that it will be able to regain compliance, including, if necessary, transferring to the Nasdaq Capital Market to qualify for an additional 180-day compliance period.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the 2018 annual meeting of stockholders of the Company held on June 19, 2018 (the “Annual Meeting”), the following proposals were submitted to the stockholders of the Company:

Proposal 1:	The election of one director to serve as a Class II director for a term of three years until the 2021 annual meeting of stockholders.

Proposal 2:	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proposal 3:
The approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2018 (the “Proxy Statement”).

For more information about the foregoing proposals, see the Proxy Statement. Of the 78,122,822 shares of the Company’s common stock (including 8,135,593 shares of common stock underlying the Company’s outstanding Series A Preferred Stock based on a deemed conversion price of $2.95 per share), entitled to vote at the Annual Meeting, 54,057,792 shares, or approximately 69.2%, were represented at the meeting in person or by proxy, constituting a quorum. The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, in respect of each such matter is set forth below:

Proposal 1:	Election of a Director.

The Company’s stockholders elected the following director to serve as a Class II director until the 2021 annual meeting of stockholders. The votes regarding the election of this director were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Garheng Kong, M.D., Ph.D.	38,401,496	1,299,703	14,356,593

Proposal 2:	Ratification of appointment of Grant Thornton LLP.

The Company’s stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
51,600,265	1,927,945	529,582	0

Proposal 3:	Approval of Compensation of Named Executive Officers as set forth in the Proxy Statement.

The Company’s stockholders approved, on an advisory basis, the compensation paid to the Company’s named executive officers, as set forth in the Proxy Statement. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
38,261,271	1,304,746	135,182	14,356,593

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: June 22, 2018	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	President and Chief Financial Officer